UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): October 12, 2007

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

California	000-27465	95-4691878
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

911 Ranch Road 620 N, Suite 204
Austin, TX 78734
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (512) 266 - 2000

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

Between October 12, 2007 and October 18, 2007, Innovative Software Technologies, Inc. (the “Company”) issued an aggregate of 14,633,759 shares of common stock in exchange for the conversion of convertible promissory notes and accrued interest therein in the aggregate amount of $731,688, based on a conversion price of $0.05 per share.

On October 12, 2007, the Company’ Chief Financial Officer accepted an offer from the Company to convert $60,500 in accrued expenses and wages into 1,210,000 shares of the Company’s common stock, based on a conversion price of $0.05 per share. The accrued expenses comprised wages and expenses accrued in the 2006 calendar year.

These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2007, the Company granted Philip D. Ellett, the Company’s Chief Executive Officer, and Christopher J. Floyd, the Company’s Chief Financial Officer, 21,000,000 options and 7,500,000 options, respectively, to purchase shares of common stock of the Company at an exercise price of $0.05 per share. The closing price of the Company’s common stock, as quoted on the Pink Sheets on October 11, 2007, was $0.03. The options vested according to the following schedule: (1) 25% of each person’s options on the date of grant and (2) the remaining 75% of each person’s options will vest pro-rata over the 36 months thereafter. The options issued to Mr. Ellett and Mr. Floyd have an expiration date of October 11, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

Date: October 18, 2007	By:/s/ Christopher J. Floyd
Name: Christopher J. Floyd
Title: Chief Financial Officer